UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2013

BERRY PLASTICS GROUP, INC. (Exact name of Registrant as specified in its charter)
Delaware (State of Incorporation)	001-35672 (Commission File Number)	20-5234618 (I.R.S. Employer Identification No.)
101 Oakley Street Evansville, Indiana (Address of principal executive offices)	47710 (Zip Code)
(812) 424-2904 (Registrant’s telephone number, including area code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

The information set forth under Item 2.03 of the Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of aRegistrant.

On February 8, 2013, Berry Plastics Group, Inc., Berry Plastics Corporation (“Berry”) and certain of its subsidiaries entered into an Incremental Assumption Agreement with Credit Suisse AG, Cayman Islands Branch to increase the commitments under Berry’s existing term loan credit agreement by $1,400,000,000.  Berry borrowed loans in an aggregate principal amount equal to the full amount of the commitments on such date (such loans, the “Term D Loans”).  The Term D Loans bear interest at LIBOR plus 2.50% per annum with a LIBOR floor of 1.00%, mature on February 8, 2020 and are subject to customary amortization.  If certain specified repricing events occur prior to February 8, 2014, Berry will pay a fee to the applicable lenders equal to 1.00% of the outstanding principal amount of the Term D Loans subject to such repricing event.

The proceeds of the Term D Loans, in addition to borrowings under Berry’s revolving credit facility, were used to (a) satisfy and discharge all of Berry’s outstanding (i) Second Priority Senior Secured Floating Rate Notes due 2014, (ii) First Priority Senior Secured Floating Rate Notes due 2015, (iii) 10¼% Senior Subordinated Notes due 2016 and (iv) 8¼% First Priority Senior Secured Notes due 2015, which, in each case, were called for redemption on February 8, 2013 and the related indentures and (b) pay related fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY PLASTICS GROUP, INC.

Date: February 11, 2013 By: /s/ Mark Miles
  Name: Mark Miles
  Title:   Executive Vice President